Exhibit 99.1

CGSE Approved to Use HP Logo

LAS VEGAS, April 2, 2008, 2008 /PRNewswire-FirstCall via COMTEX/ -- Columbus Geographic Systems (GIS) Ltd. ("Columbus") (symbol: CGSE) today announced they have been approved to use the HP logo for joint marketing activities. This follows the company's earlier announcement that CGSE was selected and approved by the Hewlett-Packard Company (HP) as a partner. This partnership is under the HP Developer & Solution Partner Program.

The terms of the partnership include development and technical support as well as marketing and sales activities. The company's website has also been updated to reflect this new partnership, and can be seen at www.columbusgis.com "This partnership with HP opens many new opportunities for our company," says Columbus CEO, Tsvika Freidman. "We have already identified several areas for cooperation, and look forward to working closely with HP. We will update our shareholders on new developments from this exciting partnership with a leading company as HP."

About Columbus Geographic Systems

Columbus Geographic Systems (GIS) Ltd. is a rising player in the field of geographic information systems (GIS) and navigation applications. The Company brings advanced software capabilities to a wide range of users and devices, previously only accessible to trained professionals on dedicated devices.

Main products:
- Highly-effective off road, outdoor GPS navigation tools, working on a full range of devices including Car PC, PDA, and Personal Navigation Devices (PND), with options for 3D imaging.
- Innovative, affordable GIS tools easily used in a range of applications, including businesses, agriculture, surveys, and government agencies.
- Aerial GIS applications for military and civilian aircraft operating in complex or threatening environments.

For more information, please visit http://www.columbusgis.com.